OLD MUTUAL 2100 ABSOLUTE RETURN INSTITUTIONAL FUND, L.L.C.
                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

          AGREEMENT made as of the 8th day of February, 2007 by and between Old Mutual 2100 Absolute Return Institutional Fund, L.L.C., a Delaware limited liability company (the "Fund"), and 2100 Larch Lane LLC, a Delaware corporation ("2100"):

                              W I T N E S S E T H:

          WHEREAS, the Fund will be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company; and

          WHEREAS, 2100 serves as the investment adviser of the Fund and Old Mutual 2100 Absolute Return Master Fund (the "Master Fund") pursuant to agreements between 2100 and each of the Fund and the Master Fund, each dated February 8, 2007 (together, the "Investment Management Agreements");

          NOW, THEREFORE, the parties hereto agree as follows:

          1. 2100 (or an affiliate of 2100) agrees to waive the fees payable to it under the Investment Management Agreements (the "Investment Management Fees"), or to pay or absorb the ordinary operating expenses of the Fund (excluding interest, dividend expenses on short sales, brokerage commissions and extraordinary expenses of the Fund but including all organization and offering expenses) ("Operating Expenses") to the extent the Operating Expenses exceed 2.55% per annum of the Fund's average monthly net assets (including the Fund's portion of the Investment Management Fees and other expenses charged by the Master Fund) (the "Expense Limitation").

          2. This Agreement will remain in effect until terminated by the Fund. The Fund may terminate this Agreement upon 30 days' written notice to 2100. This Agreement will terminate automatically upon the termination of the Investment Management Agreements.

          3.  The Fund agrees to carry forward for a period not to exceed three
(3) years from the end of the fiscal year in which an expense is incurred by 2100 any Operating Expenses in excess of the Expense Limitation that are paid or assumed by 2100 (or an affiliate of 2100) pursuant to this Agreement ("Excess Operating Expenses") and to reimburse 2100 (or an affiliate of 2100) in the amount of such Excess Operating Expenses as set forth herein. Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation. This Agreement shall terminate in the event 2100 or any affiliate of 2100 terminates the Investment Management Agreements without the consent of the Fund (other than a termination resulting from an "assignment," as defined by the 1940 Act and the rules thereunder, of the Investment Management Agreements). If this Agreement is terminated by the Fund or if this Agreement terminates because the Fund terminates or fails to renew for any additional term the Investment Management Agreements, the Fund agrees to reimburse any remaining Excess Operating


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Expenses not previously reimbursed, such reimbursement to be made to 2100 not later than 30 days after the termination of this Agreement and without regard to the Expense Limitation.

          4. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          5. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.


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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement.

                                            OLD MUTUAL 2100 ABSOLUTE
                                            RETURN INSTITUTIONAL FUND, L.L.C.


                                            By:
                                               ------------------------------
                                            Name:
                                            Title:

                                            Date:



                                            2100 LARCH LANE LLC


                                            By:
                                               ------------------------------
                                            Name:
                                            Title:

                                            Date: